Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PREFERRED STOCK

OF

ESSENDANT INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Essendant Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: that the Certificate of Designations of Series A Junior Preferred Stock of the Corporation establishing 68,000 shares of the Series A Junior Preferred Stock of the Corporation was originally filed in the office of the Secretary of State of the State of Delaware on July 27, 1999 (the “Certificate of Designation”).

SECOND: that at a meeting of the Board of Directors of the Corporation on May 17, 2018, resolutions were duly adopted setting forth the proposed elimination of the Series A Junior Preferred Stock of the Corporation as set forth below:

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to execute, acknowledge and file, in accordance with the provisions of the General Corporation Law of the State of Delaware, a certificate of elimination setting forth that none of the existing Series A Junior Preferred Stock are outstanding, and that, as of the effective time of such certificate, none will be issued pursuant to the Certificate of Designations of Series A Junior Preferred Stock of the Corporation governing such series, originally filed by the Corporation with the Secretary of State of the State of Delaware on July 27, 1999, in such form as the officer executing the same shall determine to be necessary, advisable or appropriate, such determination to be conclusively established by the execution thereof.

THIRD: that in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the certificate of incorporation of the Corporation is hereby amended to eliminate all reference to the Series A Junior Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 17th day of May, 2018.

ESSENDANT INC.

By	/s/ Janet H. Zelenka
Name: Janet H. Zelenka
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Certificate of Elimination]